For Immediate Release

Contact:

Scott A. Wallace

Corporate Controller and Principal Accounting Officer

Tel: 419-468-7600

PECO II, Inc. Provides Financial Update

GALION, Ohio, January 29, 2010 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today announced preliminary results for the fourth quarter and fiscal year ended December 31, 2009.  The Company expects to announce its final results of operations for the fourth quarter and fiscal year on or about March 10, 2010.

Fourth Quarter ended December 31, 2009

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Net sales are expected to be approximately $11.9 million, compared with $9.7 million for the fourth quarter ended December 31, 2008.

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Gross margins are expected to range between $2.6 million and $2.8 million versus $0.7 million for the fourth quarter ended December 31, 2008.

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Net loss is expected to range between $0.1 million and $0.3 million, compared with a $3.9 million net loss for the fourth quarter ended December 31, 2008.

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GAAP net loss per diluted common share is expected to range between $0.04 and $0.11 versus a net loss per diluted common share of $1.37 for the fourth quarter ended December 31, 2008.

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Non-GAAP EBITDA is expected to range between a positive $0.1 million and $0.3 million versus a non-GAAP negative EBITDA of $3.4 million for the fourth quarter ended December 31, 2008. (An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.)

Fiscal Year ended December 31, 2009

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Net sales are expected to be approximately $42.3 million, compared with $41.7 million for the fiscal year ended December 31, 2008.

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Gross margins are expected to range between $8.6 million and $8.8 million, compared with $5.8 million for the fiscal year ended December 31, 2008.

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Net loss is expected to range between $1.7 million and $1.9 million versus a $7.7 million net loss for the fiscal year ended December 31, 2008.

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GAAP net loss per diluted common share is expected to range between $0.60 and $0.67 versus a net loss per diluted common share of $2.77 for the fiscal year ended December 31, 2008.

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Non-GAAP EBITDA is expected to range between a positive $0.1 million and a negative $0.1 million, versus a non-GAAP negative EBITDA of $5.7 million for the fiscal year ended December 31, 2008.

Management Comments

John Heindel, President and CEO of PECO II, stated, "Our anticipated results for the fourth quarter and fiscal 2009 primarily reflect the third quarter in a row of continued progress the Company is making in returning to profitability.  The fourth quarter year-over-year anticipated financial improvements are primarily attributed to strong demand being realized in our Engineering and Installation services business. We believe the overall improvements noted for 2009 are built on our industry-leading customer responsiveness capability, combined with our relentless focus on quality as measured by our customers.  This focus combined with the business process improvements that have been implemented in prior periods are providing the basis for the financial improvements being realized.”

Cautionary Note Regarding Forward-Looking Statements

Statements in this release that are not historical fact, including those related to expectations for sales, gross margins, net loss, net loss per diluted common share, and non-GAAP EBITDA, are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the audit of the Company’s 2009 financial statements; a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The statements made related to expectations for sales, gross margins, net loss, net loss per diluted common share, and non-GAAP EBITDA are preliminary in nature and have not yet been audited and actual results, when reported, may vary materially from these preliminary expectations. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Preliminary GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In thousands)	2009	2008	2009	2008
2009 and 2008 EBITDA Breakdown
Net Loss per GAAP	$(300)-(100)	$ (3,868)	$(1,900)-(1,700)	$ (7,704)
Interest expense	$ 3	$ 4	$ 18	$ 15
Taxes	$ 19	$ 27	$ 48	$ 45
Depreciation/ amortization	$ 362	$ 352	$ 1,466	$ 1,494
Non-cash stock-based compensation	$ 29	$ 127	$ 225	$ 456
EBITDA	$ 113 - 313	$ (3,358)	$ (143) - 57	$ (5,694)